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                                                                  EXHIBIT 10.20


06/06/00






                             SHAREHOLDERS' AGREEMENT


                                    [WEBHELP]

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2


                             SHAREHOLDERS' AGREEMENT

BETWEEN

(1) Monsieur OLIVIER DUHA, of French nationality, MARRIED, of legal age, residing at 40 rue Marjolin, 92300 Levallois-Perret; and

       Monsieur FREDERIC JOUSSET, of French nationality, SINGLE, of legal age, residing at 14 rue Vignon, Paris 75009


                                 Hereinafter referred to as the "A SHAREHOLDERS"
                                                              OF THE FIRST PART,


(2) EUROP@WEB B.V. a company duly organized and validly existing according to the laws of Netherlands, having a share capital of 500,065,300 Euros, registered at the Chamber of Commerce and Industry for Amsterdam under number 33235092, having its registered office at Locatellikade 1, Parnassustoren - 1076 AZ Amsterdam - Netherlands, and represented by Mrs. Maria van der Sluijs-Plantz, duly authorized for the purposes hereof,


                                  Hereinafter referred to as the "B SHAREHOLDER"
                                                             OF THE SECOND PART,


(3) WEBHELP.COM INC., a company duly organized and validly existing according to the laws of Delaware, having an paid-in share capital of US$ 42,341,601 registered in the State of Delaware , having its registered office at 1220 North Market Street, Suite 606, Wilmington, Delaware, DE 19801, and represented by Mr Kerry ADLER, duly authorized for the purposes hereof,


                                 Hereinafter referred to as the "C SHAREHOLDER",
                                                              OF THE THIRD PART,

(4)    THE PERSONS AND COMPANIES LISTED AT SCHEDULE 1

                                Hereinafter referred to as the "D SHAREHOLDERS",
                                                             OF THE FOURTH PART,


                 Collectively referred to as the "Shareholders" or the "Parties"

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WHEREAS

A. Webhelp.fr (hereafter referred to as the "COMPANY") is a French SOCIETE ANONYME, in the course of incorporation which is to carry out the activity of a human assisted internet search engine to be operated through a software currently used in the Webhelp.com site and owned by the C Shareholder.

B. Upon incorporation, the Company will have a share capital of EURO 40,000 divided into 4,000,000 shares of EURO 0.01 each. Its object will be the provision of internet services to companies and individuals and in particular the provisions of human assistance services , its statutory auditors will be Michel Caderas de Kerleau and the deputy statutory auditors will be the company Caderas Martin SA and its accounting year will end on December 31 of each year.

C Upon incorporation the Company will ratify the Relevant Contracts entered into by the Shareholders or some of them on behalf of the Company, pursuant to the undertaking referred to at article 4.3 hereof.

D. The C Shareholder and the Company have entered into a Technology and Trademark Agreement and Services Agreement providing for (i) the license by the C Shareholder of the software and other proprietary rights used in the Webhelp.com site to the Company, but solely for use in the French language (the "LICENSE"), (ii) the co-ownership of the Webhelp trademark on the French territory, (iii) the provision of services by the C Shareholder to the Company and (iv) the issue of 19.88 % of the Company's issued share capital to the C Shareholder, as partial consideration for the provision of services under the Services Agreement .

E. The B Shareholder have agreed to participate in the organization and development of the Company by subscribing to an increase of the share capital of the Company entitling them to a 30% percentage holding in the Company.

F. The Parties have agreed to enter into a shareholders' agreement (hereafter referred to as the "Agreement"), in order to regulate their respective rights and obligations with respect to the Shares and with respect to the Company's organisation and management.


1.     DEFINITIONS

       For the purpose of this Agreement, each of the following terms will have the meaning described below:

       "A DIRECTORS" means the directors appointed by the A Shareholders pursuant to Article 4.1 (b) and (c).

       "ACTIVITY OF THE COMPANY" means the development, promotion, operation and management of a real-time online human assisted search engine on the internet, in the French language, as such activity may vary from time to time in order to reflect and be consistent with the development of

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       the activity of the C Shareholder insofar as (i) such activity relates to the Webhelp service and (ii) the Company follows such development of activity.

       "AGREEMENT" means this shareholder's agreement and any Schedule thereto.

       "B DIRECTORS" means the directors appointed by the B Shareholders pursuant to Article 4.1 (b) and (c).

       "B SHAREHOLDER'S GROUP" means any entity:

              (i)    that the B Shareholder controls, directly or indirectly,

              (ii)   which, directly or indirectly, controls the B Shareholder,

              (iii) which is under the same direct or indirect control as the B Shareholder,

              "CONTROL" being understood for the purposes of this definition within the meaning of Article 355-1 of the French law of July 24 1966.

              (iv) and/or any investment funds for which an entity of the B Shareholder's Group (as defined here above) provides the management.

              "C DIRECTORS" means the directors appointed by the C Shareholders pursuant to Article 4.1 (b) and (c).

              "CLOSING DATE" means the date at which the share capital increase entitling the B Shareholder to 30 % of the Company's share capital (pursuant to article II.2 of the Subscription Agreement) shall take effect.

              "COMPETING ACTIVITY" is defined at Article 8.3.

              "COMPETITIVE BUSINESS" means engaging in any outsourced customer relations services, Internet Search, general interest Internet portal (such as Yahoo!, MSN, AOL or Excite).

              "DRAG ALONG RIGHT" is defined at Article 6.12.

              "EXCLUSIVITY PERIOD" is defined at Article 8.1.

              "EXPERT" means the expert referred to in the definition of Valuation Procedure below.

              "FAIR MARKET VALUE" of the Shares shall mean the fair market value either agreed between the Shareholders or, in the absence of agreement, as determined in accordance with the Valuation Procedure below, it being provided that in the determination of the Fair Market Value, regard shall be had to the following principles : the Fair Market Value shall be determined as if the Technology and Trademark Agreement and the Services

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              Agreement are, at the time of such determination, in full force and effect without regard to any possible termination of such agreements.


              "MARKET VALUE PER SHARE" is defined at Article 5.3(A).

              "NON-TRANSFERRING SHAREHOLDER is defined at Article 6.3.

              PREEMPTION EXERCISE NOTICE is defined at Article 6.4 (i).

              PREEMPTION RIGHT is defined at Article 6.2.

              "PROPOSED SHARE CAPITAL INCREASE " means the amount by which it is proposed that the share capital will be increased in each share capital increase pursuant to article 5.

              REPLY is defined at Article 6.4.

              "PERMITTED TRANSFERS" SHALL REFER TO PERMITTED TRANSFERS AS DESCRIBED AT ARTICLE 8.1.

              "PRE-MONEY VALUE" is defined at Article 5.3(A).

              "RELEVANT CONTRACTS" means the agreements entered into by the Shareholders or any of them on behalf of the Company prior to incorporation of the Company set forth at Schedule 4.

              "SERVICES AGREEMENT" means the services agreement set forth at
              Schedule 3.

              "SHARES" means (i) any share that has been issued or is to be issued, representing a portion of the capital of the Company, (ii) any rights attached thereto, including preferential subscription rights, and / or (iii) any securities, warrants, bonds or other rights giving right, either immediately or in the future, via conversion, exchange, reimbursement, presentation of a warrant, or in any way whatsoever, to the subscription to, or allocation of, a share representing a portion of the capital of the Company, as defined here above.

              "SHAREHOLDER" means any person holding SHARES of the Company and having adhered to this Agreement in accordance with the provisions of Article 12.7 hereafter.

              "SUBSCRIPTION AGREEMENT" means the subscription agreement ("Protocole d'Accord") entered into between the parties on the date hereof, a copy of which is set forth at Schedule 5.

              "TAG ALONG RIGHT" is defined at Article 6.11.

              "TAG ALONG EXERCISE NOTICE" is defined at Article 6.4 (ii).

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              "TAG ALONG SHAREHOLDER" is defined at Article 6.4 (ii).

              "TECHNOLOGY AND TRADEMARK AGREEMENT" means the technology license and trademark coownership agreement set forth at Schedule 2.

              "TERMINATION DATE is defined at Article 8.3.

              "TRANSFER" means all operations, whether in return for consideration or free of charge, leading to the immediately or future transfer (whether by sale, pledge, granting of interest in or otherwise) of full ownership, bare title or beneficial ownership of the Shares or any interest therein.

              "TRANSFER NOTICE " is defined at Article 6.3.

              "VALUATION PROCEDURE" means the following procedure:

              In the event of disagreement concerning the Fair Market Value of the Shares in the instances set out below, any of the Parties involved may request, within the time limits provided for in this Agreement, the designation of a leading investment bank having an international reputation and active on the French Internet market to act as expert (hereafter, the "EXPERT") responsible for determining the Fair Market Value of the Shares in accordance with the provisions of Article 1843-4 of the French Civil Code.

              In the event of disagreement among the relevant Parties with respect to the name of the Expert, at the end of a period of eight
              (8) days following the notification of the request for an expert appraisal, each such relevant Party shall appoint an Expert within ten (10) days, the valuation of the Company which is adopted then being equal to the average of the valuation of the Experts. In the event that one of the relevant Parties does not designate an Expert within the above time limit, the Party shall be deemed not to intend to designate an Expert and the other Expert(s) designated by the other Parties shall be deemed to be acting on behalf of all the Parties in question.

              The Expert(s) appointed pursuant to the above paragraph will submit their conclusions to all Parties concerned at the same time within thirty (30) days of being appointed.

              Except as otherwise provided for herein, (i) in the event that a sole Expert is appointed, his fees and expenses shall be borne equally by the relevant Parties, it being specified that, for the purposes of this Agreement, the A Shareholders shall be deemed to form a single Party and shall decide between themselves how their share of the Expert's expenses and fees shall be divided and (ii) in the event of there being more than one Expert, each Party shall bear the fees and expenses of the Expert that the Party has designated.

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2.     OBJECT OF THIS AGREEMENT

       The purpose of this Agreement is to define the relations between the Shareholders of the Company. This Agreement shall enter into effect on the date hereof .

       It is expressly provided that :

              (i) Article 5 of this Agreement shall not apply to the share capital increases described at articles II.1 and II.2 of the Subscription Agreement, nor to the exercise by the A Shareholders of their share warrants (BSA) pusuant to article II.1.1 of the Subscription Agreement ;

              (ii) Article 6 of this Agreement shall not apply to the share transfers described at article I.8 of the Subscription Agreement.

3.     SHAREHOLDING

       3.1 On the Closing Date, there shall be four separate categories of shareholders : the A Shareholders, the B Shareholder, the C Shareholder and the D Shareholders who shall respectively hold the numbers of Shares set forth below (following the exercise by the A Shareholders of their share warrants (BSA)).


              -----------------------------------------------------------------------------------------
                                                Number of shares               Share Capital and Voting
                                                                                   Rights (%)*
              -----------------------------------------------------------------------------------------
              "A Shareholders"                      2,884,000                      46.78 %
              -----------------------------------------------------------------------------------------
              "B Shareholder"                       1,850,000                       30 %
              -----------------------------------------------------------------------------------------
              "C Shareholder"                       1,226,000                      19.88 %
              -----------------------------------------------------------------------------------------
              "D Shareholders"                        206,000                       3.34 %
              -----------------------------------------------------------------------------------------

              (* : percentage of the non diluted share capital of the Company)

4.     ORGANIZATION AND MANAGEMENT OF THE COMPANY

       4.1    MANAGEMENT OF THE COMPANY

              a) Subject to the terms set forth herein, the Company shall be managed by a Board of Directors composed of not less than 5 and not more than 7 members.

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              b)     Upon incorporation of the Company, the Board of Directors
                     shall be composed as follows:


                     -------------------------------------------------------------------------
                     CATEGORY                                 Name of Director
                     -------------------------------------------------------------------------

                     A Director                                  Olivier Duha
                     -------------------------------------------------------------------------
                     A Director                                Frederic Jousset
                     -------------------------------------------------------------------------
                     A Director                                  Jerome Maton
                     -------------------------------------------------------------------------
                     B Director                        Europ@web (who shall initially be
                                                       represented by Pierre Louette)
                     -------------------------------------------------------------------------
                     B Director                               Ghislain Lescuyer
                     -------------------------------------------------------------------------
                     C Director                     Webhelp.com Inc. (who shall initially be
                                                       represented by M. Kerry Adler)
                     -------------------------------------------------------------------------

              c) Subsequently, the composition of the Board shall insofar as possible reflect the shareholdings of the Company subject always to the following principles :

                     (i) for such time as the A Shareholders shall hold at least 25% of the share capital of the Company, the A Shareholders shall be entitled to appoint three (3) directors (the "A DIRECTORS") it being specified that (1) the appointment of the third A Director shall require the consent of the B and C Shareholders, (such consent not being unreasonably withheld) and (2) such third A Director shall be chosen from a list of proposed directors which shall be submitted by the A Shareholders; if and for such time as the percentage holding of the A Shareholders in the Company falls below 25% but as long as it is at least equal to 15 % , the number of A Directors shall be reduced to two (2); if and for such time as the percentage holding of the A Shareholders in the Company falls below 15% but as long as it is at least equal to 5 % , the number of A Directors shall be reduced to one (1) ;

                     (ii) for such time as the B Shareholders shall hold at least 25% of the share capital of the Company, the B Shareholders shall be entitled to appoint two (2) directors (the "B DIRECTORS"); if and for such time as the percentage holding of the B Shareholders in the Company falls below 25% but as long as it is at least equal to 10 % , the number of B Directors shall be reduced to one (1) ;

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                     (iii)  for such time as the C Shareholders shall hold at
                            least 25% of the share capital of the Company, the C Shareholders shall be entitled to appoint two (2) directors (the "C DIRECTORS"); if and for such time as the percentage holding of the C Shareholders in the Company falls below 25% but as long as it is at least equal to 10 % , the number of C Directors shall be reduced to one (1), it being specified that so long as the Technology and Trademark Agreement remains in force, the C Shareholders shall be entitled to at least one director regardless of the percentage of the C Shareholder's shareholding.

                     (iv) Should the allotment of the registered capital between the Shareholders be significantly modified, the Parties shall negotiate in good faith a new composition of the Board of Directors in order to reflect this new allotment.

              d) The Company's first President shall be Olivier Duha (it being specified that this appointment shall not be subject to the right of veto provided for at (e) below). Resolutions shall be adopted at simple majority subject to the rights of veto set forth below. The President shall have a casting vote. The first Company's Managing Director (Directeur General) shall be Frederic Jousset. Upon expiry of 18 months following the Closing Date, and upon proposition by Olivier Duha and Frederic Jousset to this effect, the Board shall consider the possibility of appointing Frederick Jousset as President of the Company , and Olivier Duha as the Managing Director of the Company.

              e)     RIGHTS OF VETO

                     (i) The following decisions may not be made without the prior approval, in any written form, of at least one of the B Directors (and, for decisions submitted to the Shareholders, the B Shareholder):

                            - the approval of, or changes to, the annual / quarterly budget and/or annual business plan;

                            - the approval of the decision to undertake any investment not provided for in the annual / quarterly budget for an amount over EURO 50,000;

                            - entering into, amending or terminating any agreement representing commitments for the Company in excess of an aggregate amount of EURO 50,000, or of more than a 6-month term, except when specifically provided for in the annual / quarterly budget;

                            - entering into, amending or terminating any strategic partnership or joint venture

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                                   agreement;

                            - entering into, amending or terminating any agreement between the Company and one of its Shareholders or Directors;

                            - creating any subsidiaries or branches, or acquiring, through a purchase, a subscription or otherwise, any participation or other interest in a company or other entity, or transferring or disposing of, through a sale or otherwise, any shares or other interests held by the Company in another entity unless such matters are within the normal and ordinary course of business, such as the purchase of unit trusts (SICAV) or other financial investments provided that they do not exceed EURO 30,000 for each such financial investment or EURO 70,000 for each unit trust (SICAV);

                            - any transfer, through a sale, a lease, a license or otherwise, of assets, including intangible assets, which are significant or necessary for the Company to conduct its business activities;

                            - the granting of any guarantee by the Company for an amount exceeding EURO 30,000, or the granting of any pledge or other encumbrance on the assets of the Company where the value of such assets exceeds EURO 30,000 or for assets which are necessary for the Company to conduct its business activities;

                            - entering into, amending or terminating any employment agreement involving a fixed gross annual remuneration of more than EURO 70,000, except when specifically provided for in the annual / quarterly budget;

                            - granting of any increases in remuneration in excess of twenty (20) percent (%) of annual gross remuneration of more than EURO 70,000 or other benefits to employees of the Company not provided for in the annual / quarterly budget, and other than those which are mandatory due to labour legislation or collective bargaining agreements;

                            - the approval of the terms, or of any change, in employee profit-sharing programs (including stock option schemes or other similar schemes);

                            - entering into, changing or terminating any lease, purchase, exchange or sale of a building, unless specifically provided for in the annual / quarterly budget;

                            -      any change in bank signature authorizations;


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                            -      any issue or granting of Shares except as
                                   provided in the Subscription Agreement and except (i) for the next share capital increases of the Company effected pursuant to the provisions of Article 5 hereof ; and (ii) in respect of the next share capital increase, provided that at least US $ 6 million shall be raised in nominal and premium (irrespective of the pre-money valuation of the Company ) it being provided that this amount shall be raised to US $ 8 million if the US $ 6 million amount does not allow the B Shareholder to raise its shareholding to 40 % pursuant to article 5 hereof;

                            -      any distribution of dividends by the Company;

                            - any modifications of the by-laws (STATUTS) of the Company unless relating to a share capital increase;

                            - any decision relating to an initial public offering of the Company;

                            - any new loan or borrowing for an overall amount in excess of EURO 50,000, unless specifically provided for in the annual / quarterly budget;

                            - the decision to change any of the financial threshholds provided for in this article 4
                                   (e) (i) which shall be decided by the Board of Directors.

                            It being expressly provided that the B Shareholder shall have the sole discretion to increase the financial threshholds provided for in this article 4
                            (e) (i) by written notice to the other Shareholders and to the Company, and any such notice shall operate as an amendment to this Agreement.

                            (ii) The following decisions may not be made without the prior approval, in any written form, of one of the B and (as long as both the Technology and Trademark Agreement and the Service Agreement remain in full force and effect), one of the C Directors (and, for decisions submitted to the Shareholders, the B Shareholder and (as long as both the Technology and Trademark Agreement and the Service Agreement remain in full force and effect), the C Shareholder):

                            - the merger or consolidation of the Company with any other entity, or the liquidation or dissolution of the Company;

                            - any transfer or granting of Shares to any entity involved in a Competitive Business;

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                            -      the transfer or pledging of rights under the
                                   Technology and Trademark Agreement and the Services Agreement;

                            - a change of the Activity of the Company except where the change of the Activity of the Company reflects a change of activity of the C Shareholder;

                            together with the following matters but only if and to the extent that each of these may have a direct negative impact on the C Shareholder's activities :

                            - entering into, amending or terminating any strategic partnership or joint venture agreement;

                            - creating any subsidiaries or branches, or acquiring, through a purchase, a subscription or otherwise, any participation or other interest in a company or other entity, or transferring or disposing of, through a sale or otherwise, any shares or other interests held by the Company in another entity unless such matters are within the normal and ordinary course of business, such as the purchase of unit trusts (SICAV) or other financial investments provided that they do not exceed EURO 30,000 for each such financial investment or EURO 70,000 for each unit trust (SICAV);

                            - any transfer, through a sale, a lease, a license or otherwise, of assets, including intangible assets, which are significant or necessary for the Company to conduct its business activities;

                            - the granting of any guarantee by the Company for an amount exceeding EURO 30,000, or the granting of any pledge or other encumbrance on the assets of the Company where the value of such assets exceeds EURO 30,000 or for assets which are necessary for the Company to conduct its business activities;

                            - entering into, amending or terminating any agreement between the Company and one of its Shareholders or Directors;

                     It being specified that the C Director's or C Shareholder's (as the case may be) rights hereabove shall be consistent with the rights granted to the C Shareholder pursuant to the Technology and Trademark Agreement.

              f)     Exercise of Rights of Veto

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                     The rights of veto shall be exercised in the following
                     manner :

                     (i) the Company (and notably the President or the general manager (directeur general)) shall notify in writing the B and/or C Director or Shareholder (as the case may be) of any proposed transaction or other matter which involve the above rights of veto giving sufficient details as to the nature of the transaction or other matter so as to allow the B and/or C Director or Shareholder (as the case may be) to exercise its right of veto with a proper understanding of the issues involved.

                     (ii) The B and/or C Director or Shareholder (as the case may be) shall reply to the said notification as soon as possible and in any event not later than 15 days from the date of notification.

                     (iii) In the absence of reply by the relevant B and/or C Director or Shareholder (as the case may be) within the time limit provided at (ii) above, the B and/or C Director or Shareholder (as the case may be), shall be deemed to have approved such matter or transaction, it being specified that the 15 day time limit shall only run as from the date on which the B and/or C Director or Shareholder (as the case may be) shall have received sufficient details as to the nature of the transaction or other matter so as to allow such B and/or C Director or Shareholder (as the case may be) to exercise its right of veto with a proper understanding of the issues involved.

              g)     Board Meetings and Strategic Committee Meetings

                     (i) Board meetings shall be held at least quarterly in Paris and shall be convened with reasonable notice specifying the nature of business to be discussed. At the C Shareholder's request, minutes may be held in English provided that the minutes are established in French.

                     (ii) There shall also be held monthly strategic committee meetings (which may also be convened at any time at one member's reasonable request). The strategic committee meetings shall include at least a representative of the B Shareholder . The other members of the stategic committee shall be chosen by the Board. it being specified that all members who are not members of the Board shall enter into a confidentiality undertaking in relation to matters to be discussed. It is further noted that on expiry of two years following the Closing Date, the Board shall reconsider the frequency of strategic committee meetings.

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       4.2    SHAREHOLDERS' RIGHT TO INFORMATION

              Each of the A, B and C Shareholders shall be entitled to the following :

                     (a) the audited, financial statements (comprising the balance sheet, income statement and notes to financial statements) within 90 days of the close of the Company's accounting year;

                     (b) the monthly and quarterly financial statements (comprising the balance sheet (it being specified that if it is not practicable to provide monthly balance sheets, these shall be provided quarterly), income statement, notes to financial statements and cash flow statement within thirty days of the close of any such period;

                     (c) a monthly information letter stating the Company's progress in terms of the business plan (including, in particular, performance milestones for the period) within 10 days following each such month;

                     (d) any such information regarding the state of affairs of the Company as such Shareholders may reasonably request;

                     (e) at least 30 days prior to the beginning of the year to which they relate, the annual marketing expenses to be submitted to the C Shareholder for approval pursuant to article 3.6 of the Transfer and Technology Agreement

                     The D Shareholders shall be entitled to such information as is legally available to all shareholders.

              The provisions of (b) and (c) above will be applicable as soon as the said statements and information letters can be prepared.

       4.3    SHAREHOLDERS' UNDERTAKING TO RATIFY RELEVANT CONTRACTS

              The Shareholders undertake to procure that the Company shall, upon incorporation, ratify the Relevant Contracts which shall have been entered into by the Shareholders or any of them. To this end, each of the Shareholders agrees to vote and agrees to procure that its representative director (s) if any shall vote in favour of such resolution for the ratification by the Company of Relevant Contracts. To the extent that the Technology and Trademark Agreement and the Services Agreement require ratification by the Company, this article 4.3 shall apply likewise to such agreements.

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       4.4    CONFIDENTIALITY UNDERTAKING

              Each of the Shareholders undertakes and undertakes to procure that its representative directors, shareholders, employees or any person having access to such Shareholder's information shall keep any information whatsoever relating to the Company disclosed pursuant to this Agreement (including without limitation, information disclosed pursuant to article 4.2 above) or otherwise together with any information relating to this Agreement, or the negotiations leading up to this Agreement strictly confidential until such time as the information falls in the public domain and ceases to be confidential.

5.     SHARE CAPITAL INCREASES

       5.1    RIGHTS OF THE SHAREHOLDERS

              The Shareholders acknowledge that the Company may need to raise additional funds by way of capital increases.

              Subject to Articles 5.3 and 5.4 below, any capital increase to be made by the Company will be first offered for subscription by its Shareholders, on a pro-rata basis. If the whole amount of the capital increase is not subscribed by the Shareholders, the remaining Shares to be subscribed shall be allocated among the Shareholders which are willing to subscribe more Shares, up to the number of Shares requested by each of them and on a pro-rata basis.

              Except as provided below, the Shareholders undertake that there shall be no waiver or disapplication of preferential subscription rights without the express consent of the Shareholder whose rights are being waived or disapplied.

       5.2 B SHAREHOLDER CONDITIONAL CALL OPTION EXERCISABLE ON SUBSEQUENT SHARE CAPITAL INCREASES

              It is noted that the A Shareholders grant the B Shareholders a conditional call option to purchase a certain number of shares (as specified at article 9.3.2 below) exercisable on the next capital increase to be made by the Company after the Closing Date conditional upon the pre-money valuation (on a fully diluted basis) of the Company, being less than twelve (12) million US dollars. The conditions of exercise of this conditional call option are further specified at article 9.3.1 below.

       5.3    B SHAREHOLDER - SPECIFIC RIGHTS ON SHARE CAPITAL INCREASES

              The B Shareholder shall be granted an opportunity to participate in any future capital increases carried out by the Company in order to raise additional funds (until the date of an initial public offering) in the manner described below.

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16


              If the Company decides to raise additional funds through a share capital increase of the Company, and upon any such fund raising, the amount of the proposed share capital increase (the "PROPOSED SHARE CAPITAL INCREASE") and the Market Value Per Share will be determined either by agreement between the Shareholders or pursuant to article 5.3 (B) below.

                     (A) If the Shareholders agree on a proper valuation of the Company, the Parties agree that the share capital increase shall be reserved to the B Shareholder who shall be offered the opportunity to subscribe to such number of new issued Shares as will enable the B Shareholder to increase or maintain its total percentage holding in the Company to 40% (after taking into account the dilution resulting from the share capital increase in favour of the C Shareholder referred to at Article 5.4 below) of the fully diluted share capital of the Company, for a price per Share equal to:

                            (a) 70 % of the Market Value Per Share, where the Pre-Money Value is greater than or equal to 22.8 million US dollars;

                            (b) 16 million US dollars divided by the total number of Shares on issue immediately prior to the proposed capital increase (on a fully diluted basis), where the Pre-Money Value is less than 22.8 million US dollars, and at least equal to 16million US dollars;

                            (c) The Market Value Per Share, where the Pre-Money Value is less than 16 million US dollars (it being understood that this provision shall only apply to the residual share capital increase required in order for the B Shareholder to achieve a 40 % shareholding in the Company following exercise by the B Shareholder of its conditional call option pursuant to article 9.3.2 below;

                                                     Where :

                            - "MARKET VALUE PER SHARE" shall mean the price per Share (which shall include the aggregate of amounts allocated both to nominal and premium share capital accounts) agreed between the Shareholders or agreed to be paid by the third party investor (s) upon a proposed share capital increase.

                            - "PRE-MONEY VALUE" shall mean the Market Value Per Share multiplied by the number of Shares composing the share capital of the Company, on a fully diluted basis, as in effect immediately before the proposed capital increase.

17


                            Additionally, immediately following the above share capital increase, a subsequent share capital increase shall be effected in order to allow the C Shareholder to maintain its percentage of shareholding in the Company on the terms set forth at article 5.4 below ;

                            If the Proposed Share Capital Increase is not entirely subscribed by the B and C Shareholders pursuant to this article 5.3 (A), the difference shall be offered for subscription to all of the Shareholders PRO RATA to their shareholdings in accordance with article 5.1;

                            It being understood that the Shareholders shall waive their preferential subscription rights in order to give effect to the above reserved share capital increases.

                     (B) If however the Shareholders cannot agree to the Market Value per Share, and one or several third party investors are interested in subscribing for Shares through a share capital increase, such capital increase of the Company shall be made in accordance with the following principles:

                     a) The third party investor(s) shall be entitled to participate in the proposed share capital increase of the Company, only if it/they meet(s) the following criteria:

                            (i) Each third party investor must submit a BONA FIDE binding offer to the Company.

                            (ii) Each third party investor must have a recognized reputation of expertise with respect to the Internet or as an investment firm.

                            (iii) If there are more than one third party investors at least two of the binding offers presented by them must cover 50 % or more of the total proposed share capital increase of the Company, and the total of these binding offers must cover at least 100% of the total proposed share capital increase of the Company.

                            (iv) If there is only one third party investor willing to invest in the Company, the offer must cover at least 100% of the total proposed capital increase of the Company.

                     b) If the third party investor(s) interested in the fund raising meet(s) the above criteria, the share capital increase shall be authorised by the Shareholders and shall be reserved :

                            (i) in part to the said third party investor (s) for the amount of the proposed share capital increase on the terms approved by the Shareholders in accordance with the terms set forth herein, and

18


                            (ii) in part to the B Shareholder who shall be offered the opportunity to subscribe to such number of new issued Shares as will enable the B Shareholder to increase or maintain its total percentage holding in the Company to 40% (after taking into account the dilution resulting from the share capital increase in favour of the third party investor pursuant to (b) (i) above and in favour of the C Shareholder referred to at article 5.4 below) of the fully diluted share capital of the Company, for a price per Share calculated in the same manner as the price per Share provided at Article 5.3 (A) above.

                            (iii)  in part to the C Shareholder (who,
                                   alternatively may exercise its preferential subscription rights, the other shareholders renouncing to their own preferential subscription rights) such that immediately following the above share capital increases in favour of the third party and the B Shareholder, a subsequent share capital increase shall be effected in order to allow the C Shareholder to maintain its percentage of shareholding in the Company on the terms set forth at article 5.4 below.

                            It being understood that the Shareholders shall waive their preferential subscription rights in order to give effect to the above reserved share capital increases.

                            It being further understood that the share capital increases in favour of the B and C Shareholders above shall be taken into account in the Proposed Share Capital Increase such that the share capital increase in favour of the third party (ies) shall be equal to the Proposed Share Capital Increase less the share capital increase reserved to the B Shareholder pursuant to (ii) above, less the share capital increase reserved to the C Shareholder pursuant to (iii) above.

                     c) If due to the exercise of the B Shareholder's subscription right above, any one third party investor decides not to participate in the capital increase of the Company and that, within two (2) months from such decision (which period shall be reduced to two (2) weeks if the Company is faced with immediate cash needs at the time of the capital increase), no other third party agrees to replace the initial third party investor, each of the A, B, C and D Shareholders shall have the right to subscribe PRO RATA to their respective shareholdings and if the capital increase is not entirely subscribed, the subscribing Shareholders shall have the right to subscribe for additional shares pro-rata to their respective Shareholdings until no share capital is remaining on terms identical to the third party subscribers as approved by the Shareholders.

                     d) If however, the share capital increase is not entirely subscribed by the Shareholders pursuant

19


                            to 5.3 (B) (c) above within the 2 month period referred to above (which can be reduced to 2 weeks if the Company is faced with immediate cash needs at the time of the capital increase), then within 15 days of the end of such 2 month period (which can be reduced to 2 weeks if the Company is faced with immediate cash needs at the time of the capital increase), the B Shareholder shall be obliged to subscribe to the remaining number of Shares on financial conditions identical to those set forth in clause 5.3 (B) (b) (ii) above such that the capital increase (as submitted to the third party investors) is entirely subscribed, it being provided that the B Shareholder shall not be obliged to subscribe to such remaining number of Shares once the Company shall have raised US $ 20 million in share capital (nominal and premium included) .

                            For the purposes of this clause, "immediate cash needs" shall refer to cash requirements of the Company to be disbursed within 15 days in accordance with the approved annual and quarterly budgets.

                     e) if the third party investor(s) does/do not meet the criteria set forth under Article 5.3 (B) (a) above, the capital increase shall be conducted by the Company in accordance with Articles 5.3 (A) or 5.1 above.

              5.4    C SHAREHOLDER

                     In the event of a share capital increase of the Company :

                     a)     Until such time as the Company has raised
                            $ 5,000,000 in share capital (which shall include the aggregate of amounts allocated both to nominal and premium share capital accounts), part of the share capital increase shall be reserved in favour of the C Shareholder who shall be offered the opportunity to subscribe to such number of new issued Shares (at the nominal value thereof), as will enable the C Shareholder to maintain its percentage of shareholding at 19.88 % as specified pursuant to article 3 above.

                     b) Once the Company shall have raised $ 5,000,000 in share capital (which shall include the aggregate of amounts allocated both to nominal and premium share capital accounts) , the C Shareholder shall have a preferential subscription right to subscribe to such number of new issued Shares (on terms identical to the third party investor's terms of subscription) as will enable the C Shareholder to maintain its percentage shareholding interest in the Company at the level it was immediately prior to such share capital increase. Such preferential subscription right will not be waived without the express prior written consent of the C Shareholder.

                     It being provided that the Shareholders shall waive and/or assign their preferential subscription rights

20


                     in favour of the C Shareholder in order to give effect to the above, and that neither the B Shareholder nor the C Shareholder shall be diluted as a result of the exercise of the above rights by the other B Shareholder or C Shareholder as the case may be.

       6.     TRANSFERS OF SHARES

              6.1 Transfers for Shares shall be prohibited save for transfers made pursuant to this Article 6.

              6.2    PRE-EMPTION RIGHTS

                     Subject to articles 6.13 and 6.14, if a Shareholder receives a BONA FIDE binding offer for its shares from a third party or another Shareholder and wishes to make a Transfer of all or part of its Shares under such offer (such transferring Shareholder hereafter referred to as the "TRANSFEROR"), such Shareholder undertakes to grant the other Shareholders a pre-emption right in accordance with Articles 6.3 through 6.10 below (the "PRE-EMPTION RIGHT") or a tag-along right in accordance with Articles 6.3, 6.4 and 6.11 below (the "TAG ALONG RIGHT") in respect of all of the Company's Shares that it wishes to Transfer in the terms set forth below.

              6.3    NOTIFICATION OF A PLANNED TRANSFER

                     The Transferor must give prior notice (hereafter the "TRANSFER NOTICE") to the other Shareholders (hereafter the "NON-TRANSFERRING SHAREHOLDERS") regarding the terms and conditions for the proposed Transfer in order to enable them to exercise their pre-emption rights or tag-along rights as stipulated in this Article 6.

                     The Transfer Notice shall include the number of Shares offered for Sale, the price offered by the proposed transferee for these Shares, the main terms and conditions of the proposed Transfer, and any relevant information allowing to identify the proposed transferee.

              6.4    RESPONSE TO TRANSFER NOTICE

                     The Non-Transferring Shareholders shall have a period of twenty one (21) days as from the receipt of the Transfer Notice to reply to the Transferor with a copy to the other Shareholders (hereafter the "REPLY"). The Reply shall state either that:

                     (i) the Non-Transferring Shareholder intends to exercise its Pre-emption Rights stating the number of Shares of the Company in relation to which it wishes to exercise its Pre-emption Right (hereafter the "PRE-EMPTION EXERCISE NOTICE"), or

                     (ii) the Non-Transferring Shareholder waives its Pre-emption Right and announces its wish to

21


                            exercise its Tag-Along Right provided for in Article
                            6.11 below (hereafter the "TAG-ALONG EXERCISE NOTICE"),

                     (iii) the Non-Transferring Shareholder intends to exercise its Pre-emption Rights in accordance with its Pre-emption Exercise Notice, but failing a pre-emption by the Shareholders of all the Shares which are the subject of the Transfer, it wishes to exercise its Tag-Along Right provided for in Article
                            6.11 below;

                     (iv) the Non-Transferring Shareholder does not wish to exercise either its Pre-emption Right or its Tag-Along Right.

                     In the absence of Reply within the said period of twenty one (21) days from receipt of the Transfer Notice, the Non-Transferring Shareholder shall be deemed to have waived his Pre-emption or Tag-Along Rights.

              6.5    PRICE OF TRANSFER

                     If the proposed Transfer consists purely and simply of a sale of Shares for cash to one or more specified transferees, the price of exercise of the Pre-emption Right shall be equal to the price of the sale, as provided for in the Transfer Notice.

                     In the event that the planned transaction is other than a pure and simple sale of Shares, without the sale price being stipulated in cash, the Preemption Right shall be exercised in consideration for a price equal to the valuation of the Shares proposed by the Transferor in his Transfer Notice.

              6.6    EXPERT VALUATION

                     In the event of disagreement on the valuation provided for in the Transfer Notice, any Shareholder may request within five (5) days of receipt of the Transfer Notice, that the Company's Shares be valued in accordance with the Valuation Procedure. The price applicable for the exercise by the Shareholders of their Pre-emption Right shall be the lower price between that offered by the Transferor and that fixed by the Valuation Procedure.

              6.7    DISCONTINUANCE OF THE TRANSFER

                     Following valuation by Valuation Procedure :

                     (i) the Transferor shall be entitled to discontinue the Transfer provided that he notifies the Non-Transferring Shareholders of this within seven
                            (7) days of receipt of the valuation report from the Expert(s), in which case a Pre-emption Right cannot be exercised on the Shares in

22


                            question. In the event that the Transferor exercises its right to discontinue the Transfer of its Shares, he shall be liable for all of the fees and expenses incurred by the Expert(s).

                     (ii) equally, the Non-Transferring Shareholders who have indicated their intention to exercise their Pre-emption Right shall be entitled to discontinue the exercise of their Pre-emption Right provided that they each notify the Transferor within seven
                            (7) days of receipt of the conclusions of the Expert or Experts. In the event that a Non-transferring Shareholder exercises its right to discontinue the pre-emption, such Shareholder who requested the implementation of the Valuation Procedure shall be liable for all of the fees and expenses incurred by the Valuation Procedure.

              6.8    EXERCISE OF PRE-EMPTION RIGHT

                     Subject to Article 6.14 below, the Shareholders shall have a Pre-emption Right on the Shares of the Transferor which are subject to the Transfer Notice, on a pro-rata basis. In the event that the beneficiaries of a Pre-emption Right wish to exercise their right on a number of Shares greater than or equal to the number of Shares which are the subject of the proposed Transfer, the Shares shall be allocated among them up to their respective request and pro rata to their respective equity interests in the Company.

                     The Pre-emption Right may only be exercised collectively or individually if, upon completion of the above procedure, all the Shares which are the subject of this proposed Transfer have been the subject of the pre-emption.

                     It is expressly provided that if the proposed transferee is a Shareholder, the latter will be deemed to have exercised his pre-emption rights by virtue of the offer, it being provided that to the extent that the said transferee Shareholder wishes to purchase all but not part only of the Shares, he shall not be under an obligation to purchase part only of the Shares provided that he shall have specified this in his offer for the purchase of the Shares.

              6.9    IMPLEMENTATION OF PRE-EMPTION RIGHT

                     In the event of the exercise of the Pre-emption Right on all of the Shares offered, the Transfer and all of its terms and conditions (including payment of the price, except when provision for a longer time limit for payment was made in the Transfer Notice) must be implemented no later than fifteen (15) days after the expiration of the twenty one (21) day time period referred to at Article 6.4 above. However, in the event of an Valuation Procedure, the Transfer shall take place within fifteen (15) days of the receipt of the conclusions of the Expert(s), except if the right is discontinued as provided for above.

              6.10   ABSENCE OF EXERCISE OF PRE-EMPTION RIGHT

23


                     Failing the exercise of the above Pre-emption Right on all the Shares offered within the time limits provided for above, subject to Article 6.12 below and subject to the exercise of the Tag-Along Right or Drag-Along Rights below, the Transfer to the transferee may take place freely and according to the conditions described in the Transfer Notice, on condition that such a Transfer takes place within fifteen (15) days after the expiration of the twenty one (21) day time period referred to at Article 6.4 above, or, as the case may be, within fifteen (15) days from the expiration of the seven (7) day time period referred to at
                     Article 6.7(ii) above. Beyond this time limit, the pre-emption and tag-along procedures must be re-initiated.

              6.11   TAG-ALONG RIGHT

                     Subject to Article 6.14, if a Shareholder receives a BONA FIDE binding offer for its shares from a third party or another Shareholder and wishes to make a Transfer of all or part of its Shares under such offer, such Transferor undertakes to grant the other Shareholders a Tag Along Right in accordance with the principles set forth below.

                     In the event that a Non-Transferring Shareholder serves a Tag-Along Exercise Notice pursuant to Article 6.2 (the "TAG-ALONG SHAREHOLDER") and failing pre-emption by the Non-Transferring Shareholders of all the Shares offered under the Transfer Notice, such Tag Along Shareholder shall have the right to require the proposed third party transferee to acquire all or part of its Shares, at the same price and under the same payment terms as specified in the Transfer Notice, on the following terms:

                     (i) If the Shares to be transferred by one or more Transferor, as provided in the Transfer Notice, represent less than 50% of the share capital of the Company, the Tag Along Shareholder(s) shall be offered to Transfer to the third party transferee a number of Shares equal to :

                            Tag Along Shares = Offered Shares x [A / B]

                            WHERE :

                            - "TAG ALONG SHARES" means the number of Shares which the Tag Along Shareholder is entitled to Transfer to the third party transferee;

                            - "OFFERED SHARES" means the Shares to be Transferred by the transferor, as provided in the Transfer Notice;

                            - "A" means the total number of Shares held by the Tag Along Shareholder in the Company;

24


                            - "B" means the aggregate number of Shares held by all the Tag Along Shareholders and the Transferor in the Company.

                     (ii) If the Shares to be transferred by one or more Transferors (in one or more successive related Transfers), as provided in the Transfer Notice(s), represent 50% or more of the share capital of the Company, the Tag Along Shareholder(s) shall be entitled to Transfer all their Shares to the third party transferee.



                     (iii) In both cases above, the Tag along right must be exercised in accordance with the following conditions:

                            a) The Tag Along Right must be exercised within the period of twenty one (21) days from receipt of the Transfer Notice referred to at
                                   Article 6.2 above, failing which the
                                   Tag-Along Shareholder shall be deemed to have renounced its Tag Along Right.

                            b) Any transfer of Shares pursuant to the exercise of the Tag Along Right shall take place within fifteen (15) days from the expiry of the above twenty one (21) day time period during which the Tag Along Right may be exercised pursuant to Article 6.2 above, or, as the case may be, within fifteen (15) days from the expiration of the seven (7) day time period referred to at Article 6.7(ii) above.

                            c) Should the Tag Along Right be exercised, no Transfer of Shares can be executed by the Transferor unless the Tag-Along Shareholder has been able to Transfer to the proposed transferee its Shares, as provided above.

              6.12   DRAG ALONG RIGHTS

                     In the event that a Shareholder or Shareholders (the "CALLING SHAREHOLDER(S)") who hold(s) at least 70% of the Company's share capital receive(s) a BONA FIDE binding offer from an independent third party for the acquisition for cash of all of its (their) Shares, the following provisions shall apply :

                     (a) In the event that the third party offeror is willing to maintain the C Shareholder in the Company, the Calling Shareholder(s) shall have the right to call all, but not less than all, of the Shares held by the other Shareholders with the exception of the C Shareholders at a price per Share and on terms identical to the price and terms offered by the independent third party (the "DRAG ALONG RIGHT"), provided the other Shareholders have not exercised their Pre-emption Right in accordance with Articles
                            6.3 through 6.10 above.

25


                     (b) In the event that the third party offeror is not willing to maintain the C Shareholder in the Company, the Calling Shareholder (s) shall have the right to call all, but not less than all, of the Shares held by the other Shareholders at a price per Share and on terms identical to the price and terms offered by the independent third party (the "DRAG ALONG RIGHT"), provided the other Shareholders have not exercised their Pre-emption Right in accordance with Articles 6.3 through 6.10 above. In this event, the C Shareholder shall be entitled to terminate the Technology and Trademark Agreement within 90 days of the transfer of their Shares pursuant to the terms set forth at article 7.10 of the Technology and Trademark Agreement.

                     (c) The Drag Along Right shall be exercised on the following terms.

                            (i) The Calling Shareholder(s) must notify the other Shareholders of its intention to exercise the Drag-Along Right within seven (7) days of the expiry of the period during which the Non-Transferring shareholders may exercise their Pre-emption or Tag-Along Rights referred to at Articles 6.3 through
                            6.10 (Pre-emption Right) and 6.3, 6.4 and 6.11 (Tag Along Rights) above.

                            (ii) Upon notification by the Calling Shareholder(s) pursuant to this Article 6.12, the other Shareholders (with the exception of the C Shareholder in the case of 6.12 (a) above) will be under an obligation to sell their Shares on the same terms at which the Calling Shareholder(s) shall sell their Shares to the third party transferee.

              6.13 CONSENT OF C SHAREHOLDER FOR TRANSFERS TO COMPETITIVE BUSINESSES

                     Notwithstanding the foregoing and notwithstanding the exceptions provided at article 6.14 below, in accordance with Article 4.1(e) (ii) above, there shall be no Transfer of Shares to an entity carrying out a Competitive Business without the prior consent of the C Shareholder.

                     In the event of Transfer of Shares in breach of the this
                     article 6.13, the other Shareholders shall have a call option (PRO RATA to their then current respective shareholdings, it being specifed that if some Shareholders do not exercise the call option, the remaining Shareholders may call PRO RATA to respective shareholdings over uncalled shares ) over the remaining shares held by the Shareholder in breach ("Breaching Shareholder") which shall be exercisable as follows :

                     (i) within 21 days of the other Shareholders becoming aware of the breach, they shall serve written notice on the Breaching Shareholder of their intention to exercise the call option;

                     (ii) The relevant parties shall negotiate in good faith the price of exercising the promise provided for above which shall reflect the Fair Market Value of the Shares concerned which in the

26


                            event of a disagreement between the relevant Parties shall be determined in accordance with the Valuation Procedure.

                     (iii) The Transfer to the other Shareholder (s) shall take place within fifteen (15) days of the notice given by each such other Shareholder of his intention to exercise the call option, or of the determination of the price of the Shares, whichever the later.

              6.14   EXCEPTIONS

                     The rules set forth in this Article 6 above shall not be applicable to the following Transfers of shares:

                     (i) Transfers of Shares to an individual or legal entity designated as a member of the Board of Directors of the Company, up to the number of shares required by the Company's by-laws (STATUTS) and on condition that the transferee undertakes to retransfer these Shares to the original Transferor upon leaving his position as Company Director;

                     (ii) Sales of Shares between the B Shareholder and a member of the B Shareholder's Group provided the transferee is not a Competitive Business, and provided further that the transferee must first have subscribed to this Agreement in accordance with the provisions of Article 12.7 below.

                     (iii) The Transfer by any of the A Shareholders of his Shares to the remaining Shareholders or some of them, following the occurrence of a Triggering Event, in accordance with Article 9.1 below ;

                     (iv) The Transfer by any one of the A Shareholders of his Shares to another A Shareholder;

                     (v) The Transfer of Shares to the C Shareholder as a result of the exercise of the Call Option granted to the C Shareholder pursuant to article 9.2 below;

                     (vi) The Transfer of Shares to the B Shareholder as a result of the exercise of the Call Options granted to the B Shareholder pursuant to 9.3.1 and 9.3.2 below;

                     (vii) The Transfer of Shares to non -Breaching Shareholders as a result of the exercise of the Call Option granted pursuant to article 6.13 above;

                     (viii) The Transfer of Shares from the D Shareholders to
                            family-held companies in which the transferring D Shareholder holds a controlling interest (it being specified that "controlling interest" shall be understood as the right to exercise at least 51 % of voting rights of the company), and provided always that :